Exhibit 99.1

DATE: June 23, 2011

MEDIA CONTACTS:

Julie Gentz	Joele Frank / Andrew Siegel
Williams	Joele Frank, Wilkinson Brimmer Katcher
(918) 573-3053	(212) 355-4449

INVESTOR CONTACTS:

Travis Campbell	Sharna Reingold	David Sullivan	Tom Gardiner
Williams	Williams	Williams	Georgeson, Inc.
(918) 573-2944	(918) 573-2078	(918) 573-9360	(212) 440-9872

Williams Proposes to Acquire Southern Union for $39.00 per Share in Cash

•	Williams’ All-Cash Proposal Provides 38% Premium to Undisturbed Stock Price; 18% Premium and Streamlined Transaction Structure Compared to Proposed Energy Transfer Transaction

•	Combination Would Create Energy Powerhouse and Enhance Williams’ Position as a Leading Provider of Natural Gas and NGL Infrastructure Services in Key Basins and Premier Markets

•	Williams Expects Combined Company to Yield Additional Cash Flow, to Enhance High-Dividend Strategy and to Maintain Investment-Grade Credit Metrics

•	Williams Plans to Contribute Substantial Portion of Assets to Williams Partners L.P.

•	WPX Energy IPO and Spinoff Remain on Track

TULSA, Okla. – Williams (NYSE: WMB) today announced that it has proposed to acquire all of the outstanding shares of Southern Union Company (NYSE: SUG) for $39.00 per share in cash, for a total enterprise value of $8.7 billion. Williams conveyed the all-cash, premium proposal via a letter to the Special Committee of Southern Union’s Board of Directors.

Williams’ all-cash proposal represents a premium of 18% over the nominal purchase price in Southern Union’s proposed transaction with Energy Transfer Equity, L.P. (NYSE: ETE) (“Energy Transfer”), announced on June 16, 2011, in which Southern Union shareholders would receive optionally redeemable Series B MLP partnership units of Energy Transfer with a stated value of $33.00 per share. The Williams proposal also represents a premium of 38% over Southern Union’s closing share price the day prior to the Energy Transfer announcement.

The Williams proposal is not subject to any financing contingency. Barclays Capital and Citi are acting as financial advisors to Williams and have informed the Company that they are highly confident in Williams’ ability to finance the all-cash purchase price.

“Williams’ proposal is compelling for both Southern Union and Williams investors,” said Alan Armstrong, Williams’ President and Chief Executive Officer. “Our proposal provides significantly greater value to all Southern Union shareholders than they would receive from Energy Transfer and a path to realize such premium value that is more transparent, more expedient and more certain.

“We are confident the combination will further strengthen our ability to deliver value and growth from an extraordinary suite of energy-infrastructure assets,” Mr. Armstrong said. “The two asset portfolios are complementary and strategically positioned in growing supply areas, including key shale basins, and end-use markets. The combination would enhance Williams’ position as a North American leader in services that are vital to connect new supplies of natural gas in growing resource plays to markets that are anxious to enjoy the benefits of affordable, clean natural gas. Additionally, based on publicly available information, we expect to realize cost savings of more than $50 million annually and to immediately increase cash flows in support of Williams’ high-dividend strategy.

“We are confident the Special Committee of Southern Union’s Board of Directors and Southern Union shareholders will find our significantly higher value, all-cash proposal superior to the proposed Energy Transfer transaction,” Mr. Armstrong added. “We look forward to working closely with Southern Union to quickly reach an agreement on a transaction.”

Williams announced plans earlier in 2011 to separate its exploration and production business in a two-step process. The initial public offering of WPX Energy is on track for the third quarter of 2011, with the subsequent tax-free spinoff to Williams shareholders expected to be completed no later than the first quarter of 2012. This process is designed to create two, independent, pure-play companies that are better positioned for growth and appeal to distinct groups of investors. The company noted that the proposal to acquire Southern Union has no impact on the timing of the separation transaction.

The text of the letter Williams delivered today to the Special Committee of the Southern Union Board of Directors follows:

June 23, 2011

The Special Committee of the Board of Directors of Southern Union

cc: Mr. George Lindemann, Chairman and Chief Executive Officer

cc: Mr. Eric Herschmann, Vice Chairman, President and Chief Operating Officer

cc: Ms. Monica Gaudiosi, Senior Vice President and General Counsel

Gentlemen:

We are pleased to submit a proposal to acquire 100% of the issued and outstanding common stock of Southern Union (the “Company”) at a purchase price of $39.00 per share, payable in cash, which represents a total enterprise value of approximately $8.7 billion. Our proposal represents a premium of 18% over the nominal purchase price of $33.00 per share in your proposed transaction with Energy Transfer and a premium of 38% over Southern Union’s closing share price of $28.26 per share on June 15, 2011, the last trading day prior to the announcement of the Energy Transfer transaction.

As evidenced by my past discussions with Mr. Lindemann and Mr. Herschmann about a potential combination, we have spent significant time and effort studying your company and the potential benefits of an acquisition of the Company by Williams. We view Southern Union’s businesses as an attractive suite of stable assets that have long-term growth opportunities. The combination of Williams and Southern Union would create a premier pipeline operator with nearly 30,000 miles of regulated pipelines and a more diverse cash flow stream than either company currently enjoys.

Our all-cash proposal is superior to that of your proposed transaction with Energy Transfer in that it offers substantially greater value to all Southern Union shareholders and a clearer and more expedient path to value realization with less risk and uncertainty than the proposed sale to Energy Transfer.

Our proposal is not subject to any financing contingency. We have engaged Barclays Capital and Citi as financial advisors and financing sources for the transaction, and they have informed us that they are highly confident in our ability to finance the all-cash purchase price.

We have also engaged Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP as our legal advisors in connection with this transaction. We and our counsel have reviewed the terms of your merger agreement with Energy Transfer, and we are confident that we can expeditiously reach a definitive agreement with you on substantially similar terms, modified as necessary to accommodate our all-cash proposal. We have also reviewed the regulatory approvals required for a combination of our businesses. We have developed a comprehensive plan for securing all necessary regulatory approvals and would be pleased to discuss this plan with you at your earliest convenience. We expect we will be in a position to consummate the proposed transaction on a timeline consistent with the proposed Energy Transfer transaction.

Our proposal is subject to completion of confirmatory due diligence, which we will be able to finalize quickly given our industry expertise. We are prepared to negotiate definitive documentation simultaneously with our due diligence efforts, which would enable us to be in a position to execute definitive documentation within two weeks. Consistent with that timetable, our proposed purchase price is premised on Southern Union terminating the Energy Transfer transaction within the 40-day window established by your merger agreement with Energy Transfer for the lower breakup fee.

Our Board of Directors has unanimously approved this proposal.

This letter does not constitute any legally binding obligation, liability or commitment on the part of Williams regarding the proposed transaction. Other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive purchase agreement has been executed by Southern Union and Williams.

We are eager to finalize our confirmatory due diligence and the definitive documentation relating to the proposed transaction. We look forward to hearing from you soon.

Very truly yours,

/s/ Alan Armstrong

Alan Armstrong

President and Chief Executive Officer of Williams

Barclays Capital and Citi are serving as financial advisors to Williams and Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP are serving as its legal advisors.

About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.